Exhibit 4.2

AMENDMENT TO

VIKING SYSTEMS, INC.

COMMON STOCK PURCHASE WARRANTS ISSUED ON MAY 10, 2011

THIS AMENDMENT TO VIKING SYSTEMS, INC. COMMON STOCK PURCHASE WARRANTS ISSUED ON MAY 10, 2011 (this “Amendment”) is made and entered into as of August 13, 2012, by and among Viking Systems, Inc., a Delaware corporation (the “Company”); and the other persons and/or entities whose names are set forth on the signature pages hereto (collectively, the “Holders” and each individually, a “Holder”).

RECITALS

WHEREAS, in connection with that certain Purchase Agreement dated as of May 5, 2011 (the “Purchase Agreement”), by and between the Company and the investors signatory thereto (the “Investors”), the Company issued a series common stock purchase warrants, each of like tenor (each, a “Warrant” and, collectively, the “Warrants”) to the Investors on May 10, 2011, pursuant to which the Company granted the Investors the right to subscribe to and purchase certain shares of the Company’s common stock on the terms and subject to the conditions set forth therein (the “Warrant Shares”);

WHEREAS, on the date hereof, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with CONMED Corporation, a New York corporation (the “Parent”), and Arrow Merger Corporation, a Delaware corporation and a wholly-owned subsidiary of Parent (the “Merger Sub”);

WHEREAS, the Holders have been provided with the execution copy of the Merger Agreement and acknowledge that they will benefit directly and substantially from the consummation of the transactions contemplated thereby;

WHEREAS, pursuant to Section 21 of the Warrants, any term thereof may be amended or waived (including the adjustment provisions included in Section 8 thereof) upon the written consent of the Company and the holders of Warrants representing more than fifty percent (50%) of the number of shares of Common Stock then subject to all outstanding Warrants;

WHEREAS, as of the date hereof, the Holders hold Warrants representing more than fifty percent (50%) of the number of shares of Common Stock then subject to all outstanding Warrants; and

WHEREAS, as a condition and inducement to Parent’s and Merger Sub’s willingness to enter into the Merger Agreement, the Holders and the Company have agreed to amend all of the Warrants, subject to the terms and conditions of this Amendment.

NOW THEREFORE, in consideration of the foregoing and the mutual promises, covenants and agreements contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby covenant and agree as follows:

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Section 1. Definitions.

Capitalized terms used herein have the respective meanings ascribed thereto in the Purchase Agreement dated May 5, 2011, the Warrants dated May 10, 2011, or the Merger Agreement dated August 13, 2012 unless otherwise defined herein.

Section 2. Amendment to Warrants.

1.	Section 8(b) is hereby amended by adding the following at the end thereof:

“Notwithstanding the foregoing or anything else herein to the contrary, in the event that the Closing (as defined in the Agreement and Plan of Merger (the “Merger Agreement”), dated as of August 13, 2012, by and among the Company, CONMED Corporation, and Arrow Merger Corporation) occurs, this Warrant shall, by virtue of the Merger (as defined in the Merger Agreement) and without any further action of any person or entity, be cancelled, and the Warrantholder shall be entitled to such consideration, in each case as provided in Section 4.3(c) of the Merger Agreement.”

2.	Waiver of Notice. Each Holder, by its acceptance of this Amendment, hereby waives any and all notice provisions which may be required pursuant to Section 12(b) of the Warrant, as such notice may be applicable under the Warrant pursuant to the Merger, Merger Agreement, or any related transaction.

3.	Effect of Amendment. Except as expressly modified hereby, the Warrants remain unmodified and in full force and effect.

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Section 3. Miscellaneous.

1.	Counterparts. This Amendment may be executed in counterparts, and each counterpart shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of the undersigned.

2.	Entire Agreement; Amendment. This Amendment constitutes the entire agreement of the parties hereto pertaining to the subject matter hereof. For the avoidance of doubt, this Amendment has been executed by holders of Warrants representing more than fifty percent (50%) of the number of shares of Common Stock subject, as of the date hereof, to all outstanding Warrants and, accordingly, all of the Warrants shall be deemed to be amended hereby. This Amendment shall not be amended, modified or supplemented except by a written instrument signed by an authorized representative of each of the parties hereto.

3.	Governing Law. This Amendment shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware applicable to contracts made and performed in such state, without regard to the principles thereof regarding conflict of laws.

[Signature page follows]

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IN WITNESS HEREOF, the undersigned have executed and delivered this Amendment as of August 13, 2012.

VIKING SYSTEMS, INC.

By:	/s/ John Kennedy
Name:	John Kennedy
Title:	President and Chief Executive Officer

Address:	Viking Systems, Inc. 134 Flanders Road Westborough, MA 01581 Attention: Robert Mathews, Chief Financial Officer Facsimile Number: (508) 366-8858

With a copy to (which shall not constitute notice):

Trombly Business Law, PC

1320 Centre Street, Suite 202

Newton, MA 02459

Facsimile Number: (617) 663-6164

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK;

SIGNATURE PAGE FOR HOLDERS FOLLOWS]

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[HOLDER SIGNATURE PAGES FOR AMENDMENT TO WARRANT]

Clinton Group, Inc. as the investment manager of

Clinton Magnolia Master Fund, Ltd.

By: /s/ Joseph A. De Perio
      Name: Joseph A. De Perio
      Title: Senior Portfolio Manager

      Number of Warrant Shares: 5,100,000

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[HOLDER SIGNATURE PAGES FOR AMENDMENT TO WARRANT]

DAFNA LifeScience, Ltd. By: /s/ John Scola Name: John Scola Title: DAFNA Capital Management, LLC Number of Warrant Shares: 780,000

DAFNA LifeScience Market Neutral, Ltd. By: /s/ John Scola Name: John Scola Title: DAFNA Capital Management, LLC Number of Warrant Shares: 630,000

DAFNA LifeScience Select, Ltd. By: /s/ John Scola Name:John Scola Title: DAFNA Capital Management, LLC Number of Warrant Shares: 1,590,000

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